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                                                           Contact:  Mike Ogburn
                                                          (502)636-4415 (office)
                                                        (502)262-0224 (cellular)
                                                             mogburn@kyderby.com

                                   EXHIBIT 99

                     CHURCHILL DOWNS INCORPORATED COMPLETES
                  FINANCIAL TRANSACTION WITH CITY OF LOUISVILLE


LOUISVILLE,  KY. (DEC. 26, 2002) - Churchill Downs Incorporated ("CDI") (Nasdaq:
CHDN) today announced the consummation of the financing transaction with the City of Louisville (the "City") that was approved by the City's Board of Aldermen in July 2002. The transaction is related to the capital program currently undertaken by CDI to renovate its flagship racetrack, Churchill Downs.

          The terms of the financing include the conveyance of the racetrack property to the City, coupled with a simultaneous lease back to the Company. Under the lease, the Company retains full enjoyment of the property and has the right to reacquire the property at any time during the period of financing.

          Churchill Downs Incorporated ("CDI"), headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. The Company's racetracks in California, Florida, Illinois, Indiana and Kentucky host 115 graded-stakes events and many of North America's most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI racetracks have hosted nine Breeders' Cup World Thoroughbred Championships - more than any other North American racing company. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI's network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at WWW.CHURCHILLDOWNSINCORPORATED.COM.